Exhibit 10.19

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is entered into as of September 1, 2017 (the “Effective Date”), between VerifyMe, Inc., a Nevada corporation (the “Company”), and Keith Goldstein (the “Consultant”).

WHEREAS, in its business, the Company has acquired and developed certain trade secrets both as defined by applicable law and the common law, including, but not limited to, proprietary processes, sales methods and techniques, and other like confidential business and technical information, including but not limited to, technical information, design systems, pricing methods, pricing rates or discounts, processes, procedures, formulas, designs of computer software, or improvements, or any portion or phase thereof, whether patented, or not, or unpatentable, that is of any value whatsoever to the Company, as well as information relating to the Company’s Services (as defined), information concerning proposed new Services, market feasibility studies, proposed or existing marketing techniques or plans (whether developed or produced by the Company or by any other person or entity for the Company), other Confidential Information, as defined in Section 9(a), and information about the Company’s executives, officers, and directors, which necessarily will be communicated to the Consultant by reason of his employment by the Company; and

WHEREAS, the Company has strong and legitimate business interests in preserving and protecting its investment in the Consultant, its trade secrets and Confidential Information, and its substantial, significant, or key, relationships with vendors Customers, as defined, whether actual or prospective; and

WHEREAS, the Company desires to preserve and protect its legitimate business interests further by restricting competitive activities of the Consultant during the term of this Agreement and for a reasonable time following the termination of this Agreement; and

WHEREAS, the Company desires to continue to employ the Consultant and to ensure the continued availability to the Company of the Consultant’s services, and the Consultant is willing to accept such employment and render such services, all upon and subject to the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Agreement, and intending to be legally bound, the Company and the Consultant agree as follows:

1.             Representations and Warranties.  The Consultant hereby represents and warrants to the Company that he (i) is not subject to any non-solicitation or non-competition agreement affecting his employment with the Company (other than any prior agreement with the Company), (ii) is not subject to any confidentiality or nonuse/nondisclosure agreement affecting his  employment with the Company (other than any prior agreement with the Company), and (iii) has brought to the Company no trade secrets, confidential business information, documents, or other personal property of a prior employer.

2.             Term.

(a)          Term.  The Company hereby retains the Consultant, and the Consultant hereby agrees to perform consulting services with the Company for a period of six months commencing as of the Effective Date (such period, as it may be extended or renewed, the “Term”), unless sooner terminated in accordance with the provisions of Section 6.

(b)          Continuing Effect.  Notwithstanding any termination of this Agreement, at the end of the Term or otherwise, the provisions of Sections 6(e), 7, 8, 9, 10, 12 15, 16, 17, 18, shall remain in full force and effect and the provisions of Section 9 shall be binding upon the legal representatives, successors and assigns of the Consultant.

3.             Duties.

(a)          General Duties.  The Consultant shall serve as Chief Operating Officer with duties and responsibilities that are customary for such an executive including, but not limited to, setting up sales and sales support operations for Company products and digital technologies; implementing, maintaining, and utilizing telemarketing to develop sales opportunities for the Company; performing, implementing, and supporting all required functions under the Company’s agreement with Hewlett-Packard; providing the Company with analysis and recommendations on future mergers and acquisitions; providing insight and recommendations for new propriety technology and the improvement of the Company’s existing proprietary technologies; maintaining Company materials and assets; conducting future research and development for the Company’s websites; and completing any and all other duties as may be delegated to the consultant by the Company’s Chief Executive Officer (the “CEO”) and the Board of Directors (the “Board”).  e . The Consultant shall report to the CEO. The Consultant shall also perform services for such subsidiaries of the Company as may be necessary. The Consultant shall use his best efforts to perform his duties and discharge his responsibilities pursuant to this Agreement competently, carefully and faithfully. In determining whether or not the Consultant has used his best efforts hereunder, the Consultant’s and the Company’s delegation of authority and all surrounding circumstances shall be taken into account and the best efforts of the Consultant shall not be judged solely on the Company’s earnings or other results of the Consultant’s performance, except as specifically provided to the contrary by this Agreement.

(b)          Devotion of Time.  The Consultant shall devote such time, attention and energies to the affairs of the Company and its subsidiaries and affiliates as are necessary to perform his duties and responsibilities pursuant to this Agreement.

(c)          Adherence to Inside Information Policies.  The Consultant acknowledges that the Company is publicly-held and, as a result, has implemented inside information policies designed to preclude its executives and those of its subsidiaries from violating the federal securities laws by trading on material, non-public information or passing such information on to others in breach of any duty owed to the Company, or any third party.  The Consultant shall promptly execute any agreements generally distributed by the Company to its employees requiring such employees to abide by its inside information policies.

(d)          Location. The Consultant shall perform his duties remotely. The Company shall provide the Consultant with Regus meeting space, as needed by the Consultant, to conduct business on behalf of the Company.

4.             Compensation and Expenses.

(a)          Fees.  For the services of the Consultant to be rendered under this Agreement, the Company shall pay the Consultant a monthly fee of $10,000 payable in equal installments on the first and 16th calendar days (or the next business day) of each month.

(b)          Expenses.  In addition to any compensation received pursuant to this Section 4, the Company will reimburse or advance funds to the Consultant for all reasonable documented travel (including travel expenses incurred by the Consultant related to his travel to the Company’s  offices), entertainment and miscellaneous expenses incurred in connection with the performance of his duties under this Agreement, provided that the Consultant properly provides a written accounting of such expenses to the Company in accordance with the Company’s practices.  Such reimbursement or advances will be made in accordance with policies and procedures of the Company in effect from time to time relating to reimbursement of, or advances to, its executive officers and employees.

(c)          Benefits.  The Consultant shall be not be entitled to any benefits offered to the Company’s executive officers. In lieu of benefits, the Company shall pay him $1,2000 per month beginning January 1, 2018.

(d)          Option Grant.  To provide the Consultant with an appropriate incentive,  the Company, subject to Executive Committee approval,  grants the Consultant 2,000,000 non-plan five-year stock options exercisable at $0.04, subject to execution of the Company’s standard Stock Option Agreement. The stock options shall vest quarterly over a __-year period.

(e)          Sales Commission. The Company shall pay the Consultant a four percent commission on any sales made by the Consultant on behalf of the Company. Sales shall be calculated based upon the cash basis of accounting rather than accrual. The sales commission shall be payable on the 30th day of each month based upon payments received in the prior month.

5.             Termination.

(a)          Termination by Expiration. This Agreement shall automatically terminate on February 28, 2017, unless extended in writing by the Company and the Consultant.

(b)          Death or Disability.  Except as otherwise provided in this Agreement, this Agreement shall automatically terminate upon the death or disability of the Consultant.  For purposes of this Section 6(b), “disability” shall mean (i) the Consultant is unable to engage in his customary duties by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months; (ii) the Consultant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company; or (iii) the Consultant is determined to be totally disabled by the Social Security Administration.  Any question as to the existence of a disability shall be determined by the written opinion of the Consultant’s regularly attending physician (or his guardian) (or the Social Security Administration, where applicable). In the event that the Consultant’s employment is terminated by reason of Consultant’s death or disability, the Company shall pay the following to the Consultant or his personal representative: (i) any accrued but unpaid consulting fees for services rendered to the date of termination, and (ii) accrued but unpaid expenses required to be reimbursed under this Agreement.  The Consultant (or his estate) shall receive the payments provided herein at such times as he would have received them if there was no death or disability.  Additionally, if this Agreement is terminated because of disability, any benefits (except perquisites) to which the Consultant may be entitled pursuant to Section 5(b) hereof shall continue to be paid or provided by the Company, as the case may be, for one year, subject to the terms of any applicable plan or insurance contract and applicable law provided that such benefits are exempt from Section 409A of the Code by reason of Treasury Regulation 1.409A-1(a)(5) or otherwise.  In the event all or a portion of the benefits to which the Consultant was entitled pursuant to Section 5(b) hereof are subject to 409A of the Code, the Consultant shall not be entitled to the benefits that are subject to Section 409A of the Code subsequent to the “applicable 2 ½ month period” (as such term is defined under Treasury Regulation Section 1.409A-1(b)(4)(i)(A)).

(c)          Termination by the Company for Cause.  The Company may terminate the Consultant pursuant to the terms of this Agreement at any time for Cause (as defined below) by giving the Consultant written notice of termination.  Such termination shall become effective upon the giving of such notice.  Upon any such termination for Cause, the Consultant shall have no right to compensation, or reimbursement under Section 4, for any period subsequent to the effective date of termination.  For purposes of this Agreement, “Cause” shall mean: (i) the Consultant is convicted of, or pleads guilty or nolo contendere to, a felony; (ii) the Consultant, in carrying out his duties hereunder, has acted with gross negligence or intentional misconduct resulting, in any case, in material harm to the Company; (iii) the Consultant misappropriates Company funds or otherwise defrauds the Company in a matter involving a material amount of money or property; (iv) the Consultant breaches his fiduciary duty to the Company resulting in material profit to him, directly or indirectly; (v) the Consultant materially breaches any agreement with the Company and fails to cure such breach within 10 days of receipt of notice, unless the act is incapable of being cured; (vi) the Consultant breaches any provision of Section 6 or Section 7; (vii) the Consultant becomes subject to a preliminary or permanent injunction issued by a United States District Court enjoining the Consultant from violating any securities law administered or regulated by the Securities and Exchange Commission; (viii) the Consultant becomes subject to a cease and desist order or other order issued by the Securities and Exchange Commission after an opportunity for a hearing; (ix) the Consultant refuses to carry out a resolution adopted by the Company’s Board at a meeting in which the Consultant was offered a reasonable opportunity to argue that the resolution should not be adopted; or (x) the Consultant abuses alcohol or drugs in a manner that interferes with the successful performance of his duties.

(d)          Termination by the Company without Cause. This Agreement may be terminated: (i) by the Company without Cause pursuant to the terms of this Agreement by giving the Consultant written notice of termination.

(1)          In the event this Agreement is terminated by the Company without Cause, the Consultant shall be entitled to the following:

(A)          any accrued but unpaid consulting fees for services rendered to the date of termination;

(B)          any accrued but unpaid expenses required to be reimbursed under this Agreement;

(e)          Termination by the Consultant without Cause. This Agreement may be terminated: (i) by the Consultant without Cause pursuant to the terms of this Agreement by giving the Company written notice of termination.

(1)          In the event this Agreement is terminated by the Consultant without Cause, the Consultant shall be entitled to the following:

(A)          any accrued but unpaid consulting fees for services rendered to the date of termination;

(B)          any accrued but unpaid expenses required to be reimbursed under this Agreement;

6.             Non-Competition Agreement.

(a)          Competition with the Company. Until termination of this Agreement and for a period of one year commencing on the date of termination, the Consultant (individually or in association with, or as a shareholder, director, officer, consultant, employee, partner, joint venture, member, or otherwise, of or through any person, firm, corporation, partnership, association or other entity) shall not, directly or indirectly, compete with the Company (which for the purpose of this Agreement also includes any of its subsidiaries or affiliates) by acting as an officer (or comparable position) of, owning an interest in, or providing services to any entity within any metropolitan area in the United States or other country in which the Company was actually engaged in business as of the time of termination of this Agreement or where the Company reasonably expected to engage in business within three months of the date of termination of this Agreement.  For purposes of this Agreement, the term “compete with the Company” shall refer to any business activity in which the Company was engaged as of the termination of this Agreement or reasonably expected to engage in within three months of termination of this Agreement; provided, however, the foregoing shall not prevent the Consultant from (i) accepting employment or acting as a consultant to an enterprise engaged in two or more lines of business, one of which is the same or similar to the Company’s business (the “Prohibited Business”) if the Consultant’s services are totally unrelated to the Prohibited Business, (ii) competing in a country where as of the time of the alleged violation the Company has ceased engaging in business, or (iii) competing in a line of business which as of the time of the alleged violation the Company has either ceased engaging in or publicly announced or disclosed that it intends to cease engaging in; provided, further, the foregoing shall not prohibit the Consultant from owning up to five percent of the securities of any publicly-traded enterprise provided as long as the Consultant is not a director, officer, consultant, employee, partner, joint venture, manager, or member of, or to such enterprise, or otherwise compensated for services rendered thereby.

(b)          Solicitation of Customers. During the periods in which the provisions of Section 6(a) shall be in effect, the Consultant, directly or indirectly, will not seek nor accept Prohibited Business from any Customer (as defined below) on behalf of any enterprise or business other than the Company, refer Prohibited Business from any Customer to any enterprise or business other than the Company or receive commissions based on sales or otherwise relating to the Prohibited Business from any Customer, or any enterprise or business other than the Company.  For purposes of this Agreement, the term “Customer” means any person, firm, corporation, partnership, limited liability company, association or other entity to which the Company or any of its affiliates sold or provided goods or services during the 24-month period prior to the time at which any determination is required to be made as to whether any such person, firm, corporation, partnership, limited liability company, association or other entity is a Customer, or who or which was approached by or who or which has approached an employee of the Company for the purpose of soliciting business from the Company or the third party, as the case may be.  Provided, however, the goods or services must be competitive in some respect to the Company’s business during such time.

(c)          Solicitation of Employees.  During the period in which the provisions of Section 6(a) and (b) shall be in effect, the Consultant agrees that he shall not, directly or indirectly, request, recommend or advise any employee of the Company to terminate his or her employment with the Company, for the purposes of providing services for a Prohibited Business, or solicit for employment or recommend to any third party the solicitation for employment of any individual who was employed by the Company or any of its subsidiaries and affiliates at any time during the one year period preceding the Consultant’s termination of employment.

(d)          Non-disparagement.  The Consultant agrees that, after the termination of this Agreement, he will refrain from making, in writing or orally, any unfavorable comments about the Company, its operations, policies, or procedures that would be likely to injure the Company’s reputation or business prospects; provided, however, that nothing herein shall preclude the Consultant from responding truthfully to a lawful subpoena or other compulsory legal process or from providing truthful information otherwise required by law.

(e)          No Payment.  The Consultant acknowledges and agrees that no separate or additional payment will be required to be made to him in consideration of his undertakings in this Section 8, and confirms he has received adequate consideration for such undertakings.

(f)          References.  References to the Company in this Section 6 shall include the Company’s subsidiaries and affiliates.

7.             Non-Disclosure of Confidential Information.

(a)          Confidential Information.  For purposes of this Agreement, “Confidential Information” includes, but is not limited to, trade secrets under any applicable statute or the common law, patents, patent applications, processes, policies, procedures, techniques, designs, drawings, know-how, show-how, technical information, specifications, computer software and source code, information and data relating to the development, research, testing, costs, marketing, and uses of the Services (as defined herein), the Company’s budgets and strategic plans, and the identity and special needs of Customers vendors, subjects and databases, data, and all technology relating to the Company’s businesses, systems, methods of operation, and Customer lists and information, solicitation leads, marketing and advertising materials, methods and manuals and forms, all of which pertain to the activities or operations of the Company, the names, home addresses and all telephone numbers and e-mail addresses of the Company’s directors, employees, officers, executives, former executives, and Customer contacts.  Confidential Information also includes, without limitation, Confidential Information received from the Company’s subsidiaries and affiliates.  For purposes of this Agreement, the following will not constitute Confidential Information (i) information which is or subsequently becomes generally available to the public through no act or fault of the Consultant, (ii) information set forth in the written records of the Consultant prior to disclosure to the Consultant by or on behalf of the Company which information is given to the Company in writing as of or prior to the date of this Agreement, and (iii) information which is lawfully obtained by the Consultant in writing from a third party (excluding any affiliates of the Consultant) who lawfully acquired the confidential information and who did not acquire such confidential information or trade secret, directly or indirectly, from the Consultant or the Company or its subsidiaries or affiliates and who has not breached any duty of confidentiality. As used herein, the term “Services” shall include all services offered for sale and marketed by the Company during the Term.

(b)          Legitimate Business Interests.  The Consultant recognizes that the Company has legitimate business interests to protect and as a consequence, the Consultant agrees to the restrictions contained in this Agreement because they further the Company’s legitimate business interests.  These legitimate business interests include, but are not limited to (i) trade secrets; (ii) valuable confidential business, technical, and/or professional information that otherwise may not qualify as trade secrets, including, but not limited to, all Confidential Information; (iii) substantial, significant, or key relationships with specific prospective or existing Customers, vendors or suppliers; (iv) Customer  goodwill associated with the Company’s business; and (v) specialized training relating to the Company’s technology, Services, methods, operations and procedures.  Notwithstanding the foregoing, nothing in this Section 97b) shall be construed to impose restrictions greater than those imposed by other provisions of this Agreement.

(c)          Confidentiality.  During the Term of this Agreement and following termination of this Agreement, for any reason, the Confidential Information shall be held by the Consultant in the strictest confidence and shall not, without the prior express written consent of the Company, be disclosed to any person other than in connection with the Consultant’s services for the Company.  The Consultant further acknowledges that such Confidential Information as is acquired and used by the Company or its subsidiaries or affiliates is a special, valuable and unique asset.  The Consultant shall exercise all due and diligent precautions to protect the integrity of the Company’s Confidential Information and to keep it confidential whether it is in written form, on electronic media, oral, or otherwise.  The Consultant shall not copy any Confidential Information except to the extent necessary to the performance of his services nor remove any Confidential Information or copies thereof from the Company’s premises except to the extent necessary.  All records, files, materials and other Confidential Information obtained by the Consultant in the course of his services as a consultant to the Company are confidential and proprietary and shall remain the exclusive property of the Company.  The Consultant shall not, except in connection with and as required by his performance of his duties under this Agreement, for any reason use for his own benefit or the benefit of any person or entity other than the Company or disclose any such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior express written consent of an executive officer of the Company (excluding the Consultant).

(d)          References.  References to the Company in this Section 7 shall include the Company’s subsidiaries and affiliates.

(e)          Whistleblowing.  Nothing contained in this Agreement shall be construed to prevent the Consultant from reporting any act or failure to act to the Securities and Exchange Commission or other governmental body or prevent the Consultant from obtaining a fee as a “whistleblower” under Rule 21F-17(a) under the Securities Exchange Act of 1934 or other rules or regulations implemented under the Dodd-Frank Wall Street Reform Act and Consumer Protection Act.

8.             Equitable Relief.

(a)          The Company and the Consultant recognize that the services to be rendered under this Agreement by the Consultant are special, unique and of extraordinary character, and that in the event of the breach by the Consultant of the terms and conditions of this Agreement or if the Consultant, without the prior express consent of the Board, shall terminate this Agreement for any reason and/or take any action in violation of Section 6 and/or Section 7, the Company shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction referred to in Section 8(b) below, to enjoin the Consultant from breaching the provisions of Section 6 and/or Section 7.

(b)          Any action arising from or under this Agreement must be commenced only in the appropriate state court located in New York County, NY or federal court in New York County, NY.  The Consultant and the Company irrevocably and unconditionally submit to the exclusive jurisdiction of such courts and agree to take any and all future action necessary to submit to the jurisdiction of such courts.  The Consultant and the Company irrevocably waive any objection that they now have or hereafter may have to the laying of venue of any suit, action or proceeding brought in any such court and further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Final judgment against the Consultant or the Company in any such suit shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any liability of the Consultant or the Company therein described, or by appropriate proceedings under any applicable treaty or otherwise.

9.             Conflicts of Interest.  While acting as consultant to the Company, the Consultant shall not, unless approved by the Board, directly or indirectly:

(a)          participate as an individual in any way in the benefits of transactions with any of the Company’s Customers or vendors, including, without limitation, having a financial interest in the Company’s Customers or vendors, or making loans to, or receiving loans, from, the Company’s Customers or  vendors;

(b)          realize a personal gain or advantage from a transaction in which the Company has an interest or use information obtained in connection with the Consultant’s employment with the Company for the Consultant’s personal advantage or gain; or

(c)          accept any offer to serve as an officer, director, partner, consultant, manager with, provide services to or to be employed by, a person or entity which does business with the Company.

10.           Inventions, Ideas, Processes, and Designs.  All inventions, ideas, processes, programs, software, and designs (including all improvements) (i) conceived or made by the Consultant during the course of his services for the Company (whether or not actually conceived during regular business hours) and for a period of six months subsequent to the termination (whether by expiration of the Term or otherwise) of such services for the Company, and (ii) related to the business of the Company, shall be disclosed in writing promptly to the Company and shall be the sole and exclusive property of the Company, and the Consultant hereby assigns any such inventions to the Company.  An invention, idea, process, program, software, or design (including an improvement) shall be deemed related to the business of the Company if (a) it was made with the Company’s funds, personnel, equipment, supplies, facilities, or Confidential Information, (b) results from work performed by the Consultant for the Company, or (c) pertains to the current business or demonstrably anticipated research or development work of the Company.  The Consultant shall cooperate with the Company and its attorneys in the preparation of patent and copyright applications for such developments and, upon request, shall promptly assign all such inventions, ideas, processes, and designs to the Company.  The decision to file for patent or copyright protection or to maintain such development as a trade secret, or otherwise, shall be in the sole discretion of the Company, and the Consultant shall be bound by such decision. The Consultant hereby irrevocably assigns to the Company, for no additional consideration, the Consultant’s entire right, title and interest in and to all work product and intellectual property rights, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company's rights, title or interest in any work product or intellectual property rights so as to be less in any respect than the Company would have had in the absence of this Agreement.  If applicable, the Consultant shall provide as a schedule to this Agreement, a complete list of all inventions, ideas, processes, and designs, if any, patented or unpatented, copyrighted or otherwise, or non-copyrighted, including a brief description, which he made or conceived prior to his employment with the Company and which therefore are excluded from the scope of this Agreement. References to the Company in this Section 10 shall include the Company, its subsidiaries and affiliates.

11.           Assignability.  The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, provided that such successor or assign shall acquire all or substantially all of the securities or assets and business of the Company.  The Consultant’s obligations hereunder may not be assigned or alienated and any attempt to do so by the Consultant will be void.

12.           Severability.

(a)          The Consultant expressly agrees that the character, duration and geographical scope of the non-competition provisions set forth in this Agreement are reasonable in light of the circumstances as they exist on the date hereof.  Should a decision, however, be made at a later date by a court of competent jurisdiction that the character, duration or geographical scope of such provisions is unreasonable, then it is the intention and the agreement of the Consultant and the Company that this Agreement shall be construed by the court in such a manner as to impose only those restrictions on the Consultant’s conduct that are reasonable in the light of the circumstances and as are necessary to assure to the Company the benefits of this Agreement.  If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because taken together they are more extensive than necessary to assure to the Company the intended benefits of this Agreement, it is expressly understood and agreed by the parties hereto that the provisions of this Agreement that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

(b)          If any provision of this Agreement otherwise is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall be considered divisible as to such provision and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from either of the parties to the other.  The remaining provisions of this Agreement shall be valid and binding and of like effect as though such provisions were not included.

13.          Notices and Addresses.  All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by FedEx or similar receipted delivery, or next business day delivery to the addresses detailed below (or to such other address, as either of them, by notice to the other may designate from time to time), or by e-mail delivery (in which event a copy shall immediately be sent by FedEx or similar receipted delivery), as follows:

To the Company:                 Patrick White
Chief Executive Officer
VerifyMe, Inc.
409 Boot Road,
Downingtown, PA 19335
Email: patrick@verifyme.com

With a copy to:                    Nason, Yeager, Gerson White & Lioce, P.A.
3001 PGA Blvd., Suite 305
Palm Beach Gardens, Florida 33410
Attention: Michael D. Harris, Esq.
Email: mharris@nasonyeager.com

To the Consultant:              Keith Goldstein
_________________________,
_________________________
Email:

14.          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  The execution of this Agreement may be by actual or facsimile signature.

15.          Attorneys’ Fees.  In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and expenses (including such fees and costs on appeal).

16.          Governing Law.  This Agreement shall be governed or interpreted according to the internal laws of the State of New York without regard to choice of law considerations and all claims relating to or arising out of this Agreement, or the breach thereof, whether sounding in contract, tort, or otherwise, shall also be governed by the laws of the State of New York without regard to choice of law considerations.

17.          Entire Agreement.  This Agreement constitutes the entire Agreement between the parties and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof.  Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the party or parties against which enforcement or the change, waiver discharge or termination is sought.

18.          Section and Paragraph Headings.  The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

[Signature Page To Follow]

IN WITNESS WHEREOF, the Company and the Consultant have executed this Agreement as of the date and year first above written.

VerifyMe, Inc.
By:______________________________ Patrick White Chief Executive Officer

Consultant:
______________________________ Keith Goldstein

FIRST AMENDMENT

TO

CONSULTING AGREEMENT

THIS FIRST AMENDMENT (“Amendment”), by and between VerifyMe, Inc. (the “Company”) and POC Advisory Group, LLC (the “Consultant”), is effective as of March 1, 2018 (the “Effective Date”).

WHEREAS, the Company and  the Consultant are parties to that certain Consulting Agreement dated as of September 1, 2017 (the “Consulting Agreement”);

WHEREAS, the Initial Term of the Consulting Agreement expired on March 1, 2018; and

WHEREAS, the Company and the Consultant desire to amend the Consulting Agreement to extend the Term, and make additional revisions in accordance with the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual promises of the parties hereto and of the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the respective receipt of which is hereby acknowledged by each of the parties hereto, the parties hereto agree as follows:

1.          Section 2 of the Consulting Agreement is deleted in its entirety and replaced with the following:

“Term.

(a)
Initial Term. The Company hereby retains the Consultant, and the Consultant hereby agrees to perform consulting services for the Company for a period commencing as of September 1, 2017 and expiring on March 1, 2018 (the “Initial Term”).

(b)
Renewal Terms. In addition to the Initial Term, the Company and the Consultant may agree in writing to extend this Agreement for one or more additional terms (each, a “Renewal Term”, and together with the Initial Term, the “Term”) beginning on the last day of the Initial Term or the current Renewal Term, as the case may be. The parties hereby agree that the first Renewal Term shall be for a period beginning on March 1, 2018 and expiring on February 28, 2019 (the “First Renewal Term”) unless sooner terminated in accordance with the provisions hereof.”

2.          Section 4(a) of the Consulting Agreement is deleted in its entirety and replaced with the following:

“Fees. During the Initial Term, for the services of the Consultant to be rendered under this Agreement, the Company shall pay the Consultant a monthly fee of $10,000 payable on the first calendar day of each month. During the First Renewal Term, for the services of the Consultant to be rendered under this Agreement, the Company shall pay the Consultant a monthly fee of $12,500 payable on the first calendar day of each month”

3.          Section 4(d) of the Consulting Agreement is deleted in its entirety and replaced with the following:

“Option Grant. As of September 1, 2017, the parties acknowledge and agree that the Company granted the Consultant 2,000,000 non-plan five-year stock options exercisable at $0.04, which stock options vested at the rate of 333,333 shares per month, and were subject to execution of the Company's standard Stock Option Agreement (which were to provide for cashless exercise).  During the First Renewal Term, to provide the Consultant with an appropriate incentive, the Company hereby grants to the Consultant subject to and in accordance with the Company’s 2017 Equity Incentive Plan, 1,000,000 five-year stock options exercisable at $0.2102.  The stock options shall vest as follows: (i) 500,000 shall vest upon execution of the First Amendment by both parties hereto; and (ii) 500,000 shall vest on February 28, 2019, subject to Consultant providing its consulting services to the Company through and including February 28, 2019 without breach of the terms and conditions of the Agreement, and with both subparts (i) and (ii) herein being subject to execution of the Company’s standard Stock Option Agreement (which shall provide for cashless exercise).  Provided, however, that in the event the Agreement is terminated by the Company, without Cause, the remaining 500,000 stock options provided for herein shall immediately vest in favor of Consultant as of such termination date.”

4.          Section 4(e) of the Consulting Agreement is hereby amended as follows:

The parties agree that as of the Effective Date of this Amendment, Consultant shall no longer be entitled to payment from the Company of any Sales Commission(s) as provided for in Section 4(e) of the Consulting Agreement.

5.          Section 5(a) of the Consulting Agreement is deleted in its entirety and replaced with the following:

“Termination by Expiration.  This Agreement shall automatically terminate on February 28, 2019, unless extended in writing by the Company and the Consultant.”

6.          Section 5(c) of the Consulting Agreement is deleted in its entirety and replaced with the following:

“Termination by the Company for Cause. The Company may terminate the Consultant pursuant to the terms of this Agreement at any time for Cause (as defined below) by giving the Consultant written notice of termination. Such termination shall become effective upon the giving of such notice. Upon any such termination for Cause, the Consultant shall have no right to compensation, or reimbursement under Section 4, for any period subsequent to the effective date of termination. For purposes of this Agreement, "Cause" shall mean the Consultant or any of its designees, including but not limited to Keith Goldstein: (i) are convicted of, or plead guilty or nolo contendere to, a felony; or (ii) in carrying out their duties hereunder, have acted with gross negligence or intentional misconduct resulting, in any case, in material harm to the Company;”

7.          Except as set forth in this Amendment, the parties hereby ratify, confirm and approve all of the provisions of the Consulting Agreement and agree to be bound by the terms thereof as fully set forth therein.

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IN WITNESS WHEREOF, this Amendment shall be effective as of the Effective Date.

COMPANY: VerifyMe Inc. By:________________________________ Name: Patrick White Title: CEO Date: 03/13/18
CONSULTANT: POC Advisory Group, LLC By:________________________________ Name: Keith Goldstein Title: Managing Member Date: 03/13/18